SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                             FORM 8-K

                          CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported): February 19, 1999


                       AEI RESOURCES, INC.
        (Exact name of registrant as specified in charter)

                          333-72327
     Delaware             333-72355              61-13155723
  (State or other   (Commission File Number)    (IRS Employer
  jurisdiction or                               Identification
  incorporation)                                No.)

  1500 Big Run Road
  Ashland, Kentucky                                41102
  (Address of principal executive offices)       (Zip Code)

  Registrant's telephone number, including area code: (606) 928-3433

                               N/A
                  (Former name or former address
                  if changed since last report.)


             INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.     Other Events.

  AEI Resources, Inc. ("AEI") is filing this report in connection with its obligations to file certain information with the Securities and Exchange Commission pursuant to Section 4.03 of both the Indenture for its 10-1/2% Senior Notes Due 2005 and the Indenture for its 11-1/2% Senior Subordinated Notes Due 2006. Currently, AEI is not subject to the periodic reporting requirements pursuant to Section 12 or Section 15(d) of the Securities Exchange Act of 1934.

  On February 19, 1999, AEI acquired all of the issued and outstanding stock of Princess Beverly Coal Company ("Princess Beverly") for $11.5 million in cash at closing. The purchase price was based on AEI's evaluation of the size and quality of Princess Beverly's coal reserves, facilities and equipment and arms-length negotiations with the shareholders of Princess Beverly (the "Sellers"). AEI used its existing credit facility with UBS AG to pay the portion of the purchase price paid in cash upon the closing of the Princess Beverly acquisition. In connection with the acquisition of Princess Beverly, AEI leased certain coal reserves in Raleigh, Fayette and Kanawha counties, West Virginia, and entered into a joint venture agreement with the Sellers for the purpose of obtaining a permit to mine these reserves. Pursuant to a put/call agreement, either AEI or the Sellers may cause AEI to acquire the Sellers' interest in the joint venture for $12 million.

  Princess Beverly conducts coal mining operations at its two mines located in Raleigh, Fayette and Kanawha counties, West Virginia. Princess Beverly owns a substantial amount of mining equipment and owns or controls approximately 32 million tons of recoverable coal reserves. AEI intends to continue using Princess Beverly's assets, other than obsolete or excess equipment, in the coal mining business.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

  (a)  Financial Statements of Businesses Acquired.

       To be filed by amendment.

  (b)  Pro Forma Financial Information.

       To be filed by amendment.

  (c)  Exhibits.

       None.


                            SIGNATURE

       Pursuant to the requirements of the Securities Exchange
  Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                AEI RESOURCES, INC.

                                    /s/Vic Grubb
                                By: Vic Grubb
                                    Treasurer

                                Date: April 1, 1999